FOR IMMEDIATE RELEASE

Contact:
         Alfred E. Brennan, President & COO
         Arthur L. Herbst, Jr., EVP,
         Strategic Planning & Chief Financial
           Officer

         (314)-344-0010, Ext. 133

          YOUNG INNOVATIONS COMPLETES ACQUISITION OF PLAK SMACKER, INC.

ST. LOUIS, JUNE 14 /PRNewswire/ -- Young Innovations, Inc. (Nasdaq: YDNT - news) today announced that it has completed the acquisition of Plak Smacker, Inc. Plak Smacker sells a range of professional and consumer dental products including orthodontic tools and brushes, flavored gloves, and children's toothbrushes and toothpastes. Plak Smacker markets its products directly to orthodontists, pedodontists and through mass merchandisers. Young paid approximately $7.0 million to acquire the assets of Plak Smacker. The Company expects the transaction to add approximately $10 million to Young's annual sales and be additive to earnings per share.

Commenting on the transaction, Alfred E. Brennan, President and Chief Operating Officer, said, "We are pleased to have completed this transaction. The acquisition of Plak Smacker strengthens our preventive product offering, marks our entry into an attractive specialty area of dentistry and substantially increases our served market by giving us access to the retail market for preventive dental products. We believe this acquisition provides us with many opportunities for future internal growth."

Young Innovations develops, manufactures and markets supplies and equipment used by dentists and dental hygienists. The Company believes it is the leading manufacturer of prophylaxis angles and cups (used in teeth cleaning and polishing procedures) and panoramic x-ray equipment in the United States. The Company also offers a line of handpieces, prophy pastes, fluorides and infection control products used in dental offices.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risk and uncertainties include, but are not limited to, those disclosed in the Company's Annual Report on form 10-K and other reports filed with the Securities and Exchange Commission.